Exhibit 10.38

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

MIKE WILLIS

via email

April 10, 2014

Re:	Employment with Gevo, Inc.

Dear Mike:

We are very pleased to set forth the following terms of your employment with Gevo, Inc. (the “Company”).  The terms of our offer are as follows:

1.	Position.

You will be employed by the Company in a regular, full-time position as Chief Financial Officer & EVP of Corporate Development & Strategy, reporting to the Chief Executive Officer.  You will be expected to devote your full working time and attention to the business of the Company, and not to work for any other business without the Company’s approval.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Salary and Benefits.

Your annual salary shall be $308,000, payable retroactively to September 3, 2013 (the “Start Date”), and payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  The amount of your annual salary shall be reviewed by the Board (or designated committee thereof) at least annually and may be increased (but not reduced) by the Board (or designated committee thereof) in such amounts as the Board (or designated committee thereof) deems appropriate.

You will be eligible to receive an annual incentive payout (cash and/or equity awards) of up to 40% of your annual salary, retroactive to the Start Date.  In addition, you may be entitled to receive such additional bonus amounts as the Board (or designated committee thereof) shall determine in its discretion. In determining such additional amounts, if any, the Board (or designated committee thereof) shall consider among other things your contribution to the accomplishment of the Company’s long-range business goals, the success of various corporate strategies in which you participated, and your unique services in connection with the maintenance of or increase in stockholder value in the Company.

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

To the extent that the Company provides life, health, dental, disability or other insurance programs; pension, profit-sharing, 401(k) or other retirement programs; paid time off periods, or other fringe benefits, and subject to the satisfaction of any general eligibility criteria, you will receive such benefits to the same extent as other similarly situated employees of the Company.  In addition, for a period of three years beginning on the Start Date, the Company will reimburse you for the monthly rental cost of your apartment and such reimbursement will be grossed up for taxes.

3.	Equity Award.

As approved by the Board of Directors of the Company (the “Board”), upon execution of this offer letter, the Company will grant to you:  (a) an option to purchase 60,000 shares of the Company’s common stock, with vesting deemed to have commenced on the Start Date; (b) an option to purchase 26,882 shares of the Company’s common stock, with vesting deemed to have commenced on March 12, 2014; (c) an award of $58,400 to be paid in shares of restricted stock of the Company on the Issuance Date (provided, that a portion of such shares of common stock may be issued without restriction in order to give effect to the fact that the vesting of such award will be deemed to have commenced on the Start Date); and (d) an award of $25,000 to be paid in shares of restricted stock of the Company on the Issuance Date(provided, that a portion of such shares of common stock may be issued without restriction in order to give effect to the fact that the vesting of such award will be deemed to have commenced on March 12, 2014), in each case pursuant to the terms and subject to the conditions of the Company’s Amended and Restated 2010 Stock Incentive Plan, and the Company’s standard plan documents.  Except as provided above, the restricted stock and/or stock options shall be initially unvested and shall vest over a period of time if you continue to be employed by the Company.  The exercise price of any stock options shall be equal to the NASDAQ closing price of the Company’s Common Stock on the date the grant is made by the Board.  For purposes of this offer letter, the term “Issuance Date” shall mean a date on or about the first day of the first open trading window to occur on or after June 17, 2014, pursuant to the terms of the Company’s insider trading policy.

In addition, during each calendar year, the Company shall grant you an equity award consisting of restricted stock and/or stock options (both with reference to the Company common stock) with an aggregate fair market value on the date of grant consistent with the fair market value of awards granted to similarly situated employees of the Company, and such award shall be granted under the Company’s equity incentive plan existing at the time of any such grant.

4.	At Will Employment.

While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause, although if without cause the Company

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

shall provide 30 days prior written notice to you.  Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

5.	Separation Benefits.

Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

In the event that (a) you resign from the Company for Good Reason (as defined below) or (b) you are terminated by the Company for any reason, other than a termination for Cause (as defined below), and such resignation or termination results in your incurring a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, you will be entitled to receive severance in the amount of one year’s salary plus one year’s bonus (determined as 100% of your eligible bonus at the time of your termination) and the Company will vest all of your unvested stock options and other equity awards (if any) outstanding at the time of such termination, regardless of when such options or equity awards were made.  Any severance payments shall be paid in a single lump sum provided that, within 50 days of such termination, you sign and return to the Company a separation and release agreement in the form that will be provided to you, and you do not thereafter revoke the separation and release agreement.  Such separation and release agreement may include a non-compete provision that could last up to six months. In addition, the Company shall provide you (and your family members) with 6 months of paid COBRA coverage for any Company sponsored group health plan (excluding any flexible spending account) in which you are enrolled at the time of your termination of employment (provided, however, that if doing so would result in adverse tax consequences (e.g., under Internal Revenue Code Section 105(h)), the Company shall instead pay you an amount equal to one month of COBRA continuation premiums with respect to each such group health plan on the first day of each of the first 6 months following your termination of employment).

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

For purposes of this offer letter:

a.

“Good Reason” shall mean any act, decision or omission by the Company or the Board that:   (i) materially diminishes your base salary; (ii) materially diminishes your authority, duties, or responsibilities; (iii) requires you to relocate, without your consent, in excess of 50 miles beyond the geographic limits of Englewood, Colorado and increases your one-way commute to work by at least 50 miles based on your primary residence immediately prior to the time such relocation is announced; or (iv) constitutes a material breach of this offer letter; provided, however, that you must give the Company written notice and an opportunity to cure the condition that gives rise to the Good Reason within 60 days of the occurrence of the condition; and

b.

“Cause” shall mean:  (i) any conviction of, or pleading of nolo contendere, by you for any felony; (ii) any willful misconduct by you which has a materially injurious effect on the business or reputation of the Company; (iii) any dishonesty by you which has a materially injurious effect on the business or reputation of the Company; or (iv) a material failure by you to consistently discharge your duties under this offer letter other than such failure resulting from your physical or mental illness or incapacity. No act or failure to act, on the part of you, shall be considered “willful” if it is done, or omitted to be done, by you in good faith or with reasonable belief that such action or omission was in the best interest of the Company. You shall have the opportunity to cure any such acts or omissions under clause (iv) above within 30 days of your receipt of a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of acts or omissions constituting “Cause” and specifying the particulars thereof in detail.

6.	Change of Control.

In the event of a Change of Control (as defined below) of the Company during the term that you remain employed by the Company, you will be entitled to receive a lump sum amount, in cash, equal to two times the sum of (a) one year’s salary and (b) one year’s bonus (determined as 100% of your eligible bonus for the year immediately prior to the Change of Control). In addition, the Company will vest all of your unvested stock options and other equity awards (if any) outstanding upon the consummation of such Change of Control, regardless of when such options or equity awards were made. For the avoidance of doubt, you will only be entitled to receive one Change of Control payment under this Section 6 and, in the event that your employment is terminated upon or within 90 days after a Change of Control, you will not be entitled to any payments pursuant to Section 5 of this offer letter.

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

For purposes of this offer letter, “Change of Control” means the occurrence of any of the following:  (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, but not including any underwritten public offering or any offering of securities under Rule 144A) in one or a series of related transactions, of all or substantially all of the assets of the Company taken as a whole to any individual, corporation, limited liability company, partnership, or other entity (each, a “Person”) or group of Persons acting together (each a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan); or (b) the consummation of any transactions (including any stock or asset purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any public offering or Rule 144A offering) the result of which is that any Person or Group (other than any of the Company’s wholly-owned subsidiaries, any underwriter temporarily holding securities pursuant to a public offering or any Company employee pension or benefits plan), becomes the beneficial owner of more than 40% of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances.

Notwithstanding anything contained herein to the contrary, in the event that similarly situated employees of the Company enter into amendments effecting the change of control provisions of their respective employment agreements, you agree to enter into an amendment agreement effecting a substantially similar amendment to the terms of this Section 6.

7.	Termination of Employment Upon Death Or Disability.

a.

Death. Your employment hereunder shall terminate automatically upon your death. Upon such termination, the Company shall pay your estate for all unpaid salary and unused paid time off accrued and earned as of the date of your death and the Company shall pay to such person as you shall have designated in a notice filed with the Company, or, if no such person shall be designated, to your estate as a death benefit, a lump sum amount, in cash, equal to 12 months of your Base Salary at the rate in effect on the date of your death. This amount shall be exclusive of and in addition to any payments your surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company. Any equity awards held by you shall be governed by the terms and conditions of the relevant plan and grant documents.

b.

Disability.  If the Company determines in good faith that you have become Disabled during the term that you remain employed by the Company, subject to applicable laws, it may give written notice to you of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the 30th day after receipt of such notice by you, provided that, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties. During any period that you fail

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

to perform your duties hereunder as a result of becoming Disabled, you shall continue to receive your full Base Salary and incentive compensation until your employment is terminated pursuant to this Section 7(b). Upon any such termination, the Company shall pay you for all unpaid salary and unused paid time off accrued and earned as of the date of your termination and, after termination, an amount equal to 12 months of your Base Salary (determined based on your annual Base Salary in effect immediately prior to such termination). Such 12 months of Base Salary shall be paid in a single lump sum 75 days after you terminate employment, provided, however, that this payment is contingent on you having executed a release in favor of the Company within 60 days following your termination of employment and not thereafter revoking such release. For purposes of this offer letter, “Disabled” shall mean that you have become unable to perform your duties to the Company on account of physical or mental illness or incapacity for a period of 120 consecutive calendar days, or for a period of 180 calendar days, whether or not consecutive, during any 365-day period. Any equity awards held by you shall be governed by the terms and conditions of the relevant plan and grant documents.

8.	Confidentiality.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard "Employee Proprietary Information and Inventions Agreement" as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer, or to violate any other obligations you may have to any former employer.  You represent by your signature on this offer letter and the Company's Employee Proprietary Information and Inventions Agreement that your employment with the Company will not violate any agreement in place between yourself and any current or past employers.

9.	Authorization to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  For additional information, please go to this website: http://www.uscis.gov/i-9.

10.	Arbitration.

You and the Company agree to submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from,

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Any such arbitration shall be conducted through the American Arbitration Association in the State of Colorado, Denver County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.	Miscellaneous.

This offer letter, together with the Employee Proprietary Information and Inventions Agreement, represents the entire agreement between the parties concerning the subject matter of your employment by the Company and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof. This offer letter will be governed by the laws of the State of Colorado without reference to conflict of legal provisions.  This offer will remain open until seven days from the date of this letter.  If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Human Resources at Gevo, Inc.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to contact me.

We look forward to the opportunity to work with you.

Signatures Follow

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com

Patrick R. Gruber Chief Executive Officer pgruber@gevo.com

Best regards,

/s/ Patrick R. Gruber

Patrick R. Gruber

Chief Executive Officer

Accepted and Agreed:

/s/ Mike Willis

Signature

April 10, 2014_________________________

Date

Gevo, Inc., 345 Inverness Drive South, Bldg C, Ste 310, Englewood, CO  80112

Tel: (303) 858-8358 • Fax: (303) 379-6630 •  www.gevo.com